  UNDERWRITING AGREEMENT
Amendment No. 5

November 15, 2010

 The Underwriting Agreement dated February 1, 2004 and amended May 1, 2006, January 1, 2008, July 11, 2008 and May 12, 2010 (the “Agreement”) by and between Sun Capital Advisers Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”), and Clarendon Insurance Agency, Inc. (the “Underwriter”) is hereby amended as follows:

Schedule A of the Agreement is replaced in its entirety with the attached revised Schedule A which reflects the following changes:

a.	the establishment of two new funds, SC BlackRock International Index Fund and SC Ibbotson Tactical Opportunities Fund; and

b.	the adoption of a the following name changes:

(i) SC BlackRock Large Cap Index Fund (formerly SC Oppenheimer Large Cap Core Fund)
(ii) SC BlackRock Small Cap Index Fund (formerly SC Oppenheimer Main Street Small Cap Fund)
(iii) SC Ibbotson Conservative Fund (formerly SC Ibbotson Moderate Fund).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	SUN CAPITAL ADVISERS TRUST,
on behalf of each series listed onSchedule A

By:            /s/ Maura A. Murphy                                                                By:           /s/John T. Donnelly
    Maura A. Murphy                                                                     John T. Donnelly
    Secretary                                                                          President, Chief Executive Officer

CLARENDON INSURANCE AGENCY, INC.

By:           /s/ Michelle D’Albero
   Michelle D’Albero
                                                                           Authorized Signer

By:           /s/William T. Evers
   William T. Evers
   Authorized Signer

Schedule A
Effective Date: November 15, 2010

	Initial Class	Service Class
Sun Capital Investment Grade Bond Fund	None	*
Sun Capital Global Real Estate Fund	None	*
Sun Capital Money Market Fund	None	*
SC Davis Venture Value Fund	None	*
SC BlackRock Small Cap Index Fund	None	*
SC BlackRock Large Cap Index Fund	None	*
SC WMC Large Cap Growth Fund	None	*
SC WMC Blue Chip Mid Cap Fund	None	*
SC Lord Abbett Growth & Income Fund	None	*
SC Goldman Sachs Mid Cap Value Fund	None	*
SC Goldman Sachs Short Duration Fund	None	*
SC PIMCO High Yield Fund	None	*
SC PIMCO Total Return Fund	None	*
SC Ibbotson Conservative Fund	None	*
SC Ibbotson Balanced Fund	None	*
SC Ibbotson Growth Fund	None	*
SC Invesco Small Cap Growth Fund	None	*
SC AllianceBernstein International Value Fund	None	*
SC BlackRock Inflation Protected Bond Fund	None	*
SC Columbia Small Cap Value Fund	None	*
SC BlackRock International Index Fund	None	*
Sc Ibbotson Tactical Opportunities Fund	None	N/A

* Underwriter shall be paid a distribution and/or service fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares in accordance with the Trust’s Distribution and Service Plan for such class.  The fee will be accrued daily and paid at two times each month, once on the 15th day of the month and once on the last day of the month, in each case, within thirty (30) business days after the end of the payment period.